Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 3 to the Registration Statement on Form N-2 filed pursuant to Rule 462(e) of the Securities Act of 1933 of the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Registration Statement (Form N-2 No. 333-232387) and related Prospectus of Golub Capital BDC, Inc. and Subsidiaries and to the incorporation by reference of our reports dated November 30, 2020, with respect to the consolidated financial statements of Golub Capital BDC, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Golub Capital BDC, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended September 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
August 23, 2021